EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                               CTD HOLDINGS, INC.

TO:      Department of State
         Tallahassee, Florida  32304

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of CTD HOLDINGS, INC., a corporation organized and existing under and by virtue of the Business
Corporation Act of the State of Florida (the "Corporation"), bearing document number L93224, does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors and the holder of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted as required by Section
602.1003 of the Florida Business Corporation Act:

         RESOLVED,   that  Article  IV  Capital   Stock  which  appears  in  the
Corporation's Articles of Incorporation, as amended, be and hereby is deleted in its entirety and substituted with the following:

                            ARTICLE IV. CAPITAL STOCK

         The total number of shares of capital stock that this Corporation shall have the authority to issue and to have outstanding at any one time is one hundred million (100,000,000) shares of common stock, par value $0.0001 per share, and five million (5,000,000) shares of preferred stock, par value $0.0001 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors of the Corporation pursuant to the authority in this paragraph given. Cumulative voting by any shareholder is hereby expressly denied. No shareholder of this Corporation shall have, by reason of it holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

                            Series A Preferred Stock

         The Corporation hereby designates one (1) share of the authorized shares of preferred stock as Series A Preferred Stock. The rights, preferences, privileges, restrictions and other matters related to the Series A Preferred Stock are as follows:

     1. Stated Value and Dividends. The stated value of the Series A Preferred Stock shall be $0.0001. The holder of share of Series A Preferred Stock shall not be entitled to receive dividends.

     2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holder of Series A Preferred Stock may at his sole option elect to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of common stock by reason of their ownership thereof, an amount per share equal to $0.0001 for the outstanding share of Series A Preferred Stock. Upon the completion of this distribution and any other distribution that may be required with respect to series of preferred stock of this Corporation that may from time to time come into existence, if assets remain in this Corporation the holders of the common stock of this Corporation shall receive all of the remaining assets of this Corporation. For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation or any transaction in which the Corporation is the surviving entity or (ii) a sale of all or substantially all of the assets of the Corporation unless the Corporation's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued as consideration in the transaction) hold at least 50% of the voting power of the surviving or acquiring entity. Whenever a distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined and agreed to by the Board of Directors of this Corporation.

     3. Redemption. The Series A Preferred Stock is not redeemable without the prior written consent of the holder of such Series A Preferred Stock.

     4. Conversion. The share of Series A Preferred Stock shall be convertible, at the sole option of the Corporation, at any time after the date of issuance of such share at the office of this Corporation into such number of fully paid and non-assessable shares of common stock of the Corporation as is determined by mutual agreement of the Corporation and the holder of the Series A Preferred Stock at the time of conversion.

     5. Voting Rights. The holder of the share of Series A Preferred Stock shall have the following voting rights:

     (a) The holder of the share of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together with the holders of the common stock and of any other shares of capital stock of the Corporation entitled to vote at a meeting of shareholders as one class, except in cases where a separate or additional vote or consent of the holders of any class or series of capital stock or other equity securities of the Corporation shall be required by these Articles or applicable law, in which case the requirement for any such separate or additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph.

     (b) As of each record date for the determination of the Corporation's shareholders entitled to vote on any matter (a "Record Date"), the share of Series A Preferred Stock shall have voting rights and powers equal to the number of votes that entitle the holder of the share of Series A Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation so as to ensure that the votes entitled to be cast by the holder of the share of Series A Preferred Stock shall be equal to at least fifty-one percent (51%) of all votes entitled to be cast.

     (c) Without the written consent of the holder of the share of Series A Preferred Stock at a meeting of the shareholders of this Corporation called for such purpose, the Corporation will not amend, alter or repeal any provision of the Articles of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock.

     6. Status of Redeemed Stock. In the event the share of Series A Preferred Stock shall be redeemed pursuant to Section 3 hereof, or converted pursuant to
Section 4 hereof, the share shall be canceled and returned to the status of authorized but unissued shares of preferred stock.

     7. Taxes.This Corporation will pay all taxes(other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of the share of Series A Preferred Stock.

     The foregoing amendment was duly adopted by the unanimous written consent of the Board of Directors as of May 26, 2004 and by the written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted effective September 2, 2004.

     IN  WITNESS  WHEREOF,   the  undersigned,   being  the  President  of  this
Corporation, has executed these Articles of Amendment as of September 2, 2004.

                                            CTD HOLDINGS, INC.

                                    By:  _______________________________________
                                                     President

Corporate Seal

                                    Attest: ____________________________________
                                                     Secretary


STATE OF FLORIDA
COUNTY OF ALACHUA

         I HEREBY CERTIFY that on this day before me, an officer duly qualified to take acknowledgments, personally appeared C.E. RICK STRATTAN President and Secretary of CTD HOLDINGS, INC., to me known to be the person described in and who executed the foregoing Articles of Amendment, and upon oath acknowledged before me that he executed the same.

          WITNESS my hand and official seal in the County and State last aforesaid this ____ day of September, A.D. 2004.

                                                   -----------------------------
                                                   Notary Public, State at Large

         (SEAL)                                      My Commission Expires: